UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

AmeraMex International, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	88-0501944
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3930 Esplanade

Chico, CA 95973

(Address of principal executive offices)

1-530-895-8955

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of a “large accelerated filer,” “accelerated filer,” “smaller reporting company,” “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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AMERAMEX INTERNATIONAL, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Business.

General

The following is a summary of some of the information contained in this document. Unless the context requires otherwise, references in this document to “our Company,” “us,” “we,” “our,” “AmeraMex,” or the “Company” are to AmeraMex International, Inc.

Organization

We were originally incorporated as Hamre Equipment Company, Inc. in California on November 17, 1989. We merged into AmeraMex International, Inc., a Nevada corporation, on May 29, 1990.

Objectives

  Continue to develop and expand the availability of our products to the heavy equipment industry

  Expand online, direct, wholesale, and government sales (both domestic and international)

  Expand our construction equipment division

Description of Business and Principal Products or Services

We sell, lease, and rent heavy equipment to companies within four industries:

1.	Construction (light and infrastructure);
2.	Shipping logistics;
3.	Mining; and
4.	Commercial farming.

With customers in the United States, Canada, Latin America, Asia and Africa, we have over 30 years of experience in heavy equipment sales and service and inventories of top-of-the-line equipment from manufacturers such as Taylor Machine Works Inc. and Terex Heavy Equipment.

Our parts warehouse contains a sizeable heavy equipment parts inventory, ensuring that we have the necessary parts on hand to maintain and repair all lines of represented equipment. Our in-house and field technicians solve service needs to get equipment back on the job as quickly as possible.

Our service facility is equipped with overhead cranes, a paint shop, and a welding-fabricating shop. The facility

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includes modern, specialized tools and state-of-the-art diagnostic equipment. Our service staff has access to manufacturers’ technical specifications to speed repairs.

Reports to Security Holders

Upon effectiveness of this registration statement, we will be subject to the reporting requirements of Section 12(g) of the Exchange Act, and as such, we intend to file all required disclosures.

You may read and copy any materials we file with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Jumpstart Our Business Startups Act

We qualify as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we did not have more than $1,070,000,000 in annual gross revenue and did not have such amount as of December 31, 2018, our last fiscal year.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1,070,000,000 or (ii) we issue more than $1,070,000,000 in non-convertible debt in a three-year period. We will lose our status as an emerging growth company if at any time we are deemed to be a large accelerated filer. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable to generally reporting companies. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis Disclosures;

•	Reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	No non-binding advisory votes on executive compensation or golden parachute arrangements.

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As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934 (the “Exchange Act”). Such sections are provided below:

Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company’s auditor to attest to, and report on, management’s assessment of its internal controls.

Sections 14A(a) and (b) of the Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation. In addition, under Section 14(a) of the Exchange Act, we will be required to file preliminary and definitive proxy statements to ensure that shareholders' rights are upheld.

We have already taken advantage of these reduced reporting burdens in this registration statement, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Exchange Act.

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Exchange Act.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards.  We are choosing to irrevocably opt in to the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act.

History

We have grown from a used forklift dealer in Northern California to the owner and operator of a multi-million dollar fleet of heavy equipment for sale, lease, or rent to companies in the United States, Canada, Latin America, Asia and Africa.

The Company has three business units:

1. Hamre Equipment Inc.;

2. Hamre Heavy Haul; and

3. Hamre Parts & Service Organization.

These units are authorized dealers for well-known equipment manufacturers and carry a large inventory of heavy equipment and Hamre Parts & Service Organization includes a complete maintenance organization with a large parts inventory and service department.

We supply heavy equipment to many different industries. Currently, the majority of our revenue is from the sales of new and refurbished container handlers to portside logistics companies. In addition to this line of work, we have an extensive equipment inventory for infrastructure development. Growing demand for infrastructure

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development typically calls for equipment to be rented, rather than purchased, allowing us to maximize the use of our inventory.

The Hamre Heavy Haul business unit includes a customized fleet of heavy haul equipment and was initially formed to transfer heavy equipment for AmeraMex, however, in recent years, we have expanded to market our heavy haul services to third-party companies throughout the United States.

Cautionary Note Regarding Forward-Looking Statements

This registration statement contains forward-looking statements that may be affected by matters outside our control that could cause materially different results.

Some of the information in this registration statement contains forward-looking statements. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, “may,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. They include statements regarding our:

•	Financial position;

•	Business plans;

•	Budgets;

•	Amount, nature and timing of capital expenditures;

•	Cash flow and anticipated liquidity;

•	Future operations of unknown nature costs;

•	Acquisition and development of other technology;

•	Future demand for any products and services acquired; and

•	Operating costs and other expenses.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results include:

•	General economic conditions;

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•	Our cost of operations;

•	Our ability to generate sufficient cash flows to continue operating;

•	Availability of capital;

•	The strength and financial resources of our competitors;

•	Our ability to find and retain skilled personnel; and

•	The lack of liquidity of our common stock.

Any of the factors listed above and other factors contained in this registration statement could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this registration statement. Our forward-looking statements speak only as of the date made.

Strategy

We have a clearly defined strategy to find opportunities that expand our reach within the United States and internationally. We now have customers in over 12 countries. As we continue to sell new equipment to U.S. customers, we purchase older equipment from well-respected brands that may not meet EPA Tier III requirements in the U.S., and refurbish the equipment to like-new condition. The equipment is sold AS IS with NO warranty agreement. The equipment is then marketed internationally. Our target markets for sales of new and refurbished equipment are:

•	Canada
•	Indonesia
•	Pakistan
•	Germany
•	Singapore
•	Vietnam
•	China
•	Russia
•	India
•	The Middle East
•	West Africa
•	Central America
•	Mexico

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Opportunities

We believe the demand for leased or rented equipment is growing. Companies within the construction and logistics industries hesitate to purchase equipment that may become idle if related markets weaken. Additionally, the cost of many types of heavy-duty equipment and container handlers has increased substantially because of new federal emission control standards. Due to these and other concerns, many companies forgo purchasing and instead rent or lease needed equipment.

Internationally, our ongoing expansion, specifically within Western Africa, allows us to take advantage of the improving global infrastructure construction market and the increased import and export of natural resources. We have already established marketing opportunities within the governments of several West African countries.

The current trade issues with China have no bearing on our business or current plans. However, trade issues between the United States and China are constantly evolving and the future could bring about potential negative impacts on our business, including increased costs and higher prices.

Market

Our market is highly competitive and constantly changing. Commercial success is frequently dependent upon capital availability, the effectiveness and sufficiency of which are very difficult to accurately predict. It is one of the principal economic risks of companies in our industry.

According to the “Heavy Construction Equipment Market Size, Share & Trend Analysis Report By Product (Earth Moving, Material Handling, Concrete & Road Construction), By Application, And Segment Forecasts, 2018 – 2025,” published by Grand View Research in January 2018 (the “Construction Equipment Report”): “The global heavy construction equipment market size was valued at $55.9 billion in 2016. Increased investment in the infrastructure sector is expected to drive growth over the forecast period. Heavy duty construction equipment is likely to witness high demand from the infrastructure sector owing to a rise in construction activities.”

Competition

There is a large number of companies and individuals engaged in the provision of construction equipment; accordingly, there is a high degree of competition in our industry. Many of the companies and individuals with whom we compete have substantially greater technical, personnel, and financial resources than us. In view of our limited financial resources, we will continue to be at a significant competitive disadvantage compared to our competitors.

According to the Construction Equipment Report, global vendors such as Caterpillar, Komatsu Ltd., and AB Volvo are some of the leading market players in the heavy equipment industry. These vendors dominate the market in terms of technology, experience, and quality.

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A rise in prominence of Chinese vendors in the industry has been observed in the last few years. Manufacturers in China have capitalized on government-funded infrastructure projects and are continuously evolving and in some circumstances, acquiring European vendors.

Some other key players in the market for heavy duty construction equipment are Hitachi Construction Machinery Co. Ltd., Liebherr, Deere & Company, Doosan Bobcat, XCMG Group, SANY Group, and Zoomlion Heavy Industry Science & Technology Co. Ltd.

Amount Spent on Research and Development

None.

Employees

As of the date of this registration statement, we have 16 full time employees. In addition to our employees, we utilize various consultants and contractors for other services on an as-needed basis.

Item 1A. Risk Factors.

As a smaller reporting company, as defined in Rule 12b-2 of the Exchange Act , we are not required to provide the information required by this Item.

Item 2. Financial information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Certain statements contained in this registration statement, including statements regarding the anticipated development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of our company and the products and services we expect to offer and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements. Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also forward-looking statements which involve risks, uncertainties, and assumptions. Because forward-looking statements are inherently subject to risks and uncertainties, our actual results may differ materially from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of our operations is based upon, and should be read in conjunction with, the audited financial statements and related notes elsewhere in this registration statement.

Overview

We sell, lease, and rent heavy equipment to companies within four industries: construction (light and infrastructure), shipping logistics, mining, and commercial farming. With customers in the United States, Canada, Latin America, Asia and Africa, we have over 30 years of experience in heavy equipment sales and service and inventories of top-of-the-line equipment from manufacturers such as Taylor Machine Works Inc. and Terex Heavy Equipment.

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We were originally incorporated as Hamre Equipment Company, Inc. in California on November 17, 1989. We merged into AmeraMex International, Inc., a Nevada corporation, on May 29, 1990.

Selected Financial Data:

Statement of Income for the Years Ended December 31, 2018 and 2017.

	2018	2017
REVENUES	(audited)	(audited)
Sales of Equipment and Other Revenues	$ 7,027,948	$ 6,722,121
Rentals and Leases	2,769,906	1,987,393
Total Revenues	9,797,854	8,709,514

COST OF REVENUES
Sales of Equipment and Other Revenues	5,700,920	5,489,114
Rentals and Leases	985,584	705,156
Total Cost of Revenues	6,686,504	6,194,270

GROSS PROFIT	3,111,350	2,515,244

OPERATING EXPENSES
Sales and Marketing	325,519	274,564
General and Administrative	834,394	726,382
Total Operating Expenses	1,159,913	1,000,946
PROFIT FROM OPERATIONS	1,951,437	1,514,298

OTHER INCOME (EXPENSE)
Interest Expense	(828,585)	(563,123)
Other Income	131,165	507,561
Total Other Income (Expense)	(697,420)	(55,562)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,254,017	1,458,736

PROVISION FOR INCOME TAXES	368,422	594,326

NET INCOME	$ 885,595	$ 864,410

Results of Operations

Fiscal Year Ended December 31, 2018 (audited) as compared to the Fiscal Year Ended December 31, 2017 (audited)

We had revenue of $9,797,854 for the year ended December 31, 2018 as compared to revenue of $8,709,514 for the year ended December 31, 2017, a 12.5% increase. This increase is attributed to an overall

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economic improvement for business as the economy continues to rebound from the economic downturn. We also entered into a large contract with a long-time client located in Mexico.

We had costs of revenue of $6,686,504 for the year ended December 31, 2018 as compared to costs of $6,194,270 for the year ended December 31, 2017. Our costs increased by $492,234, or 8.0%, while our revenues increased by 12.5%. This is as a result of the time and effort we put forth in finding the best used equipment on the market. By successfully purchasing the best priced high quality equipment, our sales are able to outpace our costs with regard to equipment acquisition and sales.

We experienced an increase in operating expenses from $1,000,946 in 2017 as compared to $1,159,913 in 2018. This increase of approximately 15.9% in operating expenses is a result of the need to repair, replace parts, paint, and transport our equipment when it is sold. As our sales increase, the costs of operating rise.

We had net income of $885,595 for the year ended December 31, 2018 as compared to net income of $864,410 for the year ended December 31, 2017. We had an increase of 2.5% in our net income because of an increase in sales and rentals along with a minor increase in rental costs.

Sales of Equipment and Other Revenues in 2018 were $7,027,948 and made up 71.7% of our Total Revenues and in 2017 made up $6,722,121, or 77.2%, of Total Revenues. The remaining portion of Total Revenues, Rentals and Leases, were $2,769,906, or 28.3%, in 2018 and in 2017, Rentals and Leases made up 22.8% of Total Revenues and totaled $1,987,393.

While both Sales of Equipment and Other Revenues and Rentals and Leases increased in dollar terms from 2017 to 2018, the growth of Rentals and Leases outpaced the growth of Sales of Equipment and Other Revenue. From 2017 to 2018, Sales of Equipment and Other Revenues increased $305,827, or 4.6%, while during the same period Rentals and Leases increased $782,513, or 39.4%. In 2018, we acquired a lucrative government contract for the long-term rental of equipment which accounted for the higher growth in Rental Revenue compared to sales of Equipment and Other Revenues.

From 2017 to 2018, our Interest Expense increased from $563,123 to $828,585. This increase is due in part to multiple financing agreements put in place during 2018. On March 28, 2019, we entered into a line of credit for borrowing and refinancing up to $6.5 million with an interest rate of 10% per annum, due monthly. This line of credit expires March 22, 2022. Upon funding of the line of credit, proceeds were used to repay one of our outstanding lines of credit (see Note 6 of the Financial Statements) in addition to other notes payable (see Note 7). Based upon the refinance of these notes, we anticipate interest expense in 2019 will be lower than interest expense in 2018.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

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Liquidity and Capital Resources

Selected Financial Data:

Summary of Cash Flows Fiscal 2018 and Fiscal 2017

	2018 (audited)	2017 (audited)
Net cash provided by operating activities	$1,420,165	$1,975,547
Net cash used in investing activities	(2,279,220)	(1,734,920)
Net cash provided by financing activities	503,182	246,158
Net increase (decrease) in cash and cash equivalents	(355,873)	486,785
Cash and cash equivalents, beginning of years	553,625	66,840
Cash and cash equivalents, end of year	197,752	553,625

Our Net Income from 2017 to 2018 increased $21,185, from $864,410 in 2017 to $885,595 in 2018. As of December 31, 2017, our Net Cash provided by Operating Activities was $1,975,547. This number dropped to $1,420,165 as of December 31, 2018. Comparing us on December 31, 2017 to December 31, 2018, our Accounts Receivable decreased from $318,614 to $182,641, our Inventory had reduced by $1,111,416 as of December 31, 2017 and as of December 31, 2018, Inventory had increased by $381,787. Accounts Payable as of December 31, 2017 was $1,071,163, but by December 31, 2018, our Accounts Payable was reduced by $937,588.

As of December 31, 2017 our Payments for Property and Equipment was $159,735 and as of December 31, 2018 the number was $473,757. Payments for Rental Equipment as of the end of 2017 was $1,709,379 and as of the end of 2018, was $1,936,628. Proceeds from Sale of Equipment was consistent and as of the end of 2017, proceeds were $134,194 and as of the end of 2018, proceeds were $131,165. Overall, Net Cash Used in Investing Activities as of the end of 2017 was $1,734,920 and $2,279,220 by the end of 2018.

We received Proceeds from Notes Payable as of December 31, 2017 of $2,234,219 and as of December 31, 2018 the amount was $2,843,059, an increase of $608,840, or an increase of 27.3%. Payments on Notes Payable also increased as of the end of 2017 from $2,011,337 to $2,577,325 at the end of 2018. This is an increase of $565,988, or 28.1%. In addition the Net Borrowings Under Lines of Credit as of the end of 2017 was $42,089 and $286,456 at the end of 2018, an increase of $244,367, or an increase of 580.6%. Overall Net Cash Provided by Financing Activities went from $246,158 as of the end of 2017 to $503,182 as of the end of 2018, due to the increase in Proceeds from Notes Payable and Net Borrowings Under Lines of Credit and an increase in the amount of Payments on Notes Payable.

We expect to generate sufficient cash flows from operations to meet our obligations, and to continue to obtain financing for equipment purchases in the normal course of business. Subsequent to December 31, 2018, we entered into a line of credit with a finance company that provides for borrowing and refinancing up to $6,500,000. We believe that our expected cash flows from operations and our commitments for the above

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referenced credit facility will be sufficient to operate in the normal course of business.

Management may sell and lease equipment and obtain additional debt financing to acquire equipment and provide cash flow for operations.

As of December 31, 2018, we had a working capital surplus of $2,084,318.

Critical Accounting Policies

All companies are required to include a discussion of critical accounting policies and estimates used in the preparation of their financial statements. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our inventory consists of used equipment held for sale and includes parts and attachments. Our inventory is valued at the lower of the inventory’s cost (specific identification or first in, first out basis) or the current market price of the inventory, less costs to sell. Our expenditures for transporting equipment to our facility and refurbishment costs, including parts and labor, are added to the value of the inventory and these costs are capitalized. Our management compares the cost of inventory with its market value and allowances are made to write down inventory to market value, if market value is lower.

Expenditures for maintenance and repairs for property and equipment and rental equipment are expensed as incurred. Any additional renewals and improvements to property and equipment and rental equipment, and which extend its useful life, are capitalized. When these assets are retired or otherwise disposed of, the related costs for the assets and the accumulated depreciation are removed from the respective accounts. Any gain or loss is included in our operations. We depreciate these assets using the straight-line method for substantially all assets with estimated lives as follows:

Furniture and fixtures	5-7 years
Leasehold improvements	Estimated life of the asset as building is owned by Hamre and leased on a month to month basis
Vehicles	3-5 years
Equipment	5-7 years
Rental equipment	5-7 years

For the impairment or disposal of our long-lived assets (assets expected to be kept for at least one year) used in operations, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the type of asset are less than the asset’s carrying amounts, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Any loss on long-lived assets which are disposed are determined in a similar manner, however, the fair values are reduced for the cost

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of disposal. In 2018 and 2017, we do not believe we had any impairment of our long-lived assets.

Revenue Recognition

Our primary source of generating revenue is through the sale and rental of heavy equipment. In accordance with accounting rules, we recognize revenue when the customer obtains control of the promised equipment and reflect what we are paid in exchange for the equipment. To determine our revenue recognition depending upon whether the equipment is sold or leased, we perform the following five steps: (i) identify the contract(s) with the customer; (ii) identify the performance obligations in the contract; (iii) calculate the transfer price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the customer satisfies a performance obligation. In the event any revenue does not meet these recognition criteria, such revenue will be deferred.

Equipment Sales – We recognize revenue from the sale of equipment upon delivery of the equipment to the customer and passing the risk of loss to the customer, and when we have no other significant obligations with regard to the equipment and collectability of the revenue from the customer is reasonably assured.

Equipment Rentals – Our rental revenues are made up of short-term agreements with monthly or annual terms. We recognize rental revenues in the month rental payments are due based upon the accrual method of accounting. Our equipment lease agreements contain varying terms, but typically range from one to five years for commercial entities. In addition to commercial entities, we also have lease agreements with various governments that have terms of 12 to 24 months and contain options to renew annually through five years. When lease terms are completed, and depending on the specific lease agreement, our customers may have the option to return the equipment, to renew the lease term, purchase the equipment at fair market value, or continue to rent the equipment on a month-to-month basis. Our agreements do not contain provisions for contingent rentals, which would allow rentals to cease or continue based upon certain defined events. Rental revenues for equipment leases are recognized upon receipt. Our initial direct costs for rental equipment are capitalized and amortized over the expected term of the applicable lease. To date, initial direct costs for operating leases have not been significant.

Item 3. Properties.

We lease a building and real property in Chico, California from a trust whose trustee is Lee Hamre, our Chief Executive Officer for monthly lease payments of $9,800. We are currently leasing the building and real property on a month-to-month basis. The total rent for 2018 was $107,800 and total rent for 2017 was $117,600.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock by:

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•	Each person who is known by us to be the beneficial owner of 5% or more of our common stock;

•	Our executive officers, and each director as identified in the “Management — Executive Compensation” section; and

•	All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of our common stock that we believe were beneficially owned by each person or entity as of the date of this registration statement.

Name and Address[1] of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
Lee Hamre, CEO & Chairman	308,182,833	40.9%
Marty Tullio, Secretary & Director	45,833,333	6.1%
Hope Stone, CFO	-0-	*
Michael Maloney, Director	13,000,000	1.7%
All officers and directors as a group (four persons)	367,016,166	48.7%
Warren Murphy 9988 Troon Court Windsor, CA 95492	67,905,000	9.0%

*Less than 1%.

Rule 13d-3 under the Exchange Act governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding

___________________

[1] The address of all officers and directors is our corporate address at 3930 Esplanade, Chico, California 95973.

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for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being “in the money” within the next 60 days.

Item 5. Directors and Executive Officers.

The following table sets forth the names and ages of our current directors and executive officers and includes the principal offices and positions held by each person and the date each person began his or her role with the Company. Our executive officers were appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation, or removal by the Board of Directors. There are no family relationships among our directors and executive officers.

Name	Age	Position	Date

Lee Hamre	68	Chief Executive Officer and Chairman	2006

Marty Tullio	71	Secretary and Director	2012
Hope Stone	48	Chief Financial Officer	2018
Michael Maloney	57	Director	2012

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Lee Hamre, Chief Executive Officer and Chairman

Mr. Hamre has been in the heavy equipment business for over 38 years. He worked for Buehrer Inc. in Berkeley, California for 13 years from 1976 to 1989. He then founded Hamre Equipment Co. as its sole owner in 1989. In 2006, he merged Hamre Equipment Co. with AmeraMex International after having rented equipment to AmeraMex International for several years.

Michael Maloney, Chief Operations Officer & Director

Having retired from a 32 year career in law enforcement which culminated with his assignment as the Chief of Police in the City of Chico, California from 2009 through 2012, Mr. Maloney joined our Board of Directors and became our Chief Operating Officer. With significant budget, management, and strategic planning experience, he has provided counsel to us on a variety of management issues and has coordinated the handling of sensitive personnel matters, all while offering a fresh perspective from outside of the industry. Mr. Maloney is also Director of Public Safety, Education, and Training at Butte College; a Board Member of Catalyst

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Domestic Violence Services; and a Board Member of the California Partnership to End Domestic Violence.

Marty Tullio, Secretary and Director

Marty Tullio is a veteran of the investor relations and corporate communications fields. She has managed the financial communications programs for a wide range of public and private companies, providing day-to-day counsel to executive management and coordinating investor relations efforts for a number of diversified clients. Ms. Tullio is proactive in the planning and execution of investor outreach programs, including road shows and investor conferences, and in developing strategic communications plans for client organizations.

Ms. Tullio has more than a decade of in-house agency investor relations management experience, specializing in the targeting and development of institutional investor and research analyst following, support of fundraising activities, corporate and crisis communications, consulting, and the introduction and positioning of companies to the investment community.

Prior to becoming an investor relations professional, Ms. Tullio spent 15 years as a sales and marketing executive in the technology industry, with companies such as NCR, GTE Telenet, and a division of McDonnell-Douglas. She has held several managerial and executive positions, including Vice President of Sales and Marketing, Executive Vice President, and General Manager. Marty earned a Bachelor of Arts degree as well as her investor relations certification from the University of California, Irvine.

Hope Stone, Chief Financial Officer

Hope Stone joined us as Chief Financial Officer in June 2018. Ms. Stone is responsible for our overall financial strategy and direction, as well as human resources. Within finance, she guides our treasury, accounting, tax and internal and external audit functions.

Prior to joining us, Ms. Stone held CFO/Controller roles with DigitalPath, Inc. and Moana Nursery and she also worked in the insurance practice at ISU Stetson-Beemer. Throughout her over 20-year career in accounting, auditing and financial planning, Ms. Stone has established a reputation for building world-class teams and for aligning financial and business metrics to support business strategy and high-growth. Ms. Stone has spearheaded multiple SBA loans and equipment and other financing transactions. Stone holds a BS in Finance from Tennessee Baptist College and an MBA from the University of Devonshire.

Conflicts of Interest – General

There can be no assurance that management will resolve all conflicts of interest in favor of the Company.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporate opportunity, involved in

16

participation with such other entities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of the Company. Insofar as the officers and directors are engaged in other business activities, management anticipates it will devote only up to approximately 40 hours per week to the Company's affairs.

Conflicts of Interest – Corporate Opportunities

Presently, there is no requirement included in our Articles of Incorporation, Bylaws, or minutes which provides that officers and directors of our Company must disclose business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose any business opportunities brought to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his or her involvement as an officer and/or director of another company. We have no intention of merging with or acquiring an affiliate, associated person, or business opportunity from any affiliate or any client of any such person.

Our Board of Directors has adopted a policy that the Company will not seek a fund of, any entity in which any officer or director serves as an officer or director or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so.

Annual Meeting

Our annual meeting of stockholders is scheduled to take place on November 5 of each year. This will be an annual meeting of stockholders and will include the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Nevada and on such date as may be fixed from time to time by resolution of our board of directors.

Item 6. Executive Compensation.

The following table sets forth the compensation paid to our officers from the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Stock Awards	Price per Share	Stock Awards ($)	Total ($)
Lee Hamre, CEO & Chairman	2018 2017	150,000 150,000	-0- -0-	N/A N/A	-0- -0-	150,000 150,000
Susan Anderson, Former COO[2],[3]	2018 2017	73,982 65,000	-0- -0-	N/A N/A	-0- -0-	73,982 65,000
Hope Stone, CFO[4]	2018	70,000	-0-	N/A	-0-	70,000
Tracie Hannick, Former CFO[5]	2017	28,000	-0-	N/A	-0-	28,000

___________________

[2] COO from June 1, 2018 through February 15, 2019.

[3] Employed but not as Officer, until appointed as COO on June 1, 2018.

[4] Appointed as CFO on June 4, 2018.

[5] Resigned as CFO on June 1, 2018.

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There was no Bonus, Option Award, or Other Compensation paid during the years listed in the table above.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

There are no employment contracts, compensatory plans or arrangements, including payments to be received from us, with respect to any of our directors or executive officers which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with us. These agreements do not provide for payments to be made as a result of any change in control of us, or a change in the person's responsibilities following such a change in control.

Equity Compensation Plan Information

We currently do not have a Stock Option Plan.

Item 7. Certain Relationships and Related Transactions.

Related Party Transactions

Except as described below, there were no transactions with any executive officers, directors, 5% stockholders and their families and affiliates since January 1, 2016.

We lease our facility from the Lee Hamre Trust. (See Item 3. Properties.)

We have a note payable to our CEO, Lee Hamre, for funds loaned for our operations. The note is interest bearing at 10% per annum, unsecured, and payable upon demand. The balance of the note at December 31, 2018 and 2017 was $353,643 and $402,650, respectively. During the years ended December 31, 2018 and 2017, we repaid $49,008 and $18,813, respectively, on the note. The note incurred $29,774 in interest in 2018 and $26,041 of interest in 2017.

Director Independence

We are not subject to the listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” None of our three directors (see Item 6 above) is independent as defined under the Nasdaq Marketplace Rules.

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Item 8. Legal Proceedings.

We anticipate that we will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and we cannot assure that their ultimate disposition will not have a materially adverse effect on our business, financial condition, cash flows or results of operations. As of the filing of this registration statement, we are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market

Our stock is quoted with the OTC Markets Group, Inc., also known as Pink Sheets. This is not considered a market, and, therefore, there is currently no public market for our Common Stock.

Rules Governing Low-price Stocks That May Affect Our Stockholders' Ability to Resell Shares of Our Common Stock

We are a “penny stock” company, as our stock price is less than $5.00 per share. If we are able to obtain an exchange listing for our stock, we cannot make an assurance that we will be able to maintain a stock price greater than $5.00 per share and if the share price were to fall below such threshold, that we would not be subject to the penny stock rules.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

We have approximately 258 record holders of our common stock as of the date of this registration statement according to the records of our transfer agent. The number of our stockholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

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Our transfer agent is Pacific Stock Transfer Company, 6725 Via Austi Parkway, #300, Las Vegas, Nevada, 89119. Their telephone number is (702) 361-3033.

Dividends

We have not declared a dividend on our common stock, and we do not anticipate the payment of dividends in the near future as we intend to reinvest our profits to grow our business. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or

  our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Item 10. Recent Sales of Unregistered Securities.

During the year ended December 31, 2016, the Company issued 14,125,000 shares of common stock to officers, directors, and employees of the Company for services rendered valued at $108,763. In addition, during the year ended December 31, 2016, the Company issued 75,000,000 shares of common stock to an officer and director of the Company for the settlement of $80,000 in related party debt and accounts payable.

On March 10, 2016, an aggregate of 25,000,000 shares of common stock were issued to McCloud Communications for investor relations services for 2015; 50,000,000 shares of common stock were issued to Lee Hamre for partial repayment of a $700,000 loan to us; and 500,000 shares of common stock were issued to Michael Maloney for services rendered.

On February 12, 2016, an aggregate of 12,000,000 shares of common stock were given to three board members as compensation for their services during 2015.

During 2017 and 2018, we did not issue any shares of common or preferred stock.

All issuances were exempt from the registration requirements of Section 5 of the Securities Act of 1933 as they did not involve a public offering under Section 4(a)(2) and were issued as restricted securities as defined in Rule 144 of the Act.

Item 11. Description of Registrant’s Securities to be Registered.

Our Articles of Incorporation (the “Articles of Incorporation”) authorize us to issue (a) 1,000,000,000 shares of Common Stock, par value $0.001 per share, of which 753,415,879 shares are issued and outstanding as of the date of this registration statement, and (b) 5,000,000 shares of Preferred Stock, $0.001 par value per share, none of which are issued or outstanding.

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Only our common stock is being registered in this registration statement. Information on our preferred stock is also provided below; however, the preferred stock is not being registered.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 5,000,000 shares of Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. Our preferred stock is not being registered.

Dividends

We have not declared dividends since our inception. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Employees Stock Compensation Plan

We do not have a Stock Option Plan as of the date of this filing.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

We are governed by the Nevada Revised Statutes (referred to as the “NRS”). Our articles of incorporation and bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of the stockholder’s shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of

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directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover or otherwise.

Limitations of Liability and Indemnification

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers, and other agents, to the fullest extent permitted by the NRS, which prohibits our articles of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Nevada law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Nevada law, as so amended. Our articles of incorporation will not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Nevada law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our articles of incorporation and bylaws, we may enter into indemnification agreements with our current director and executive officer. These agreements may provide for the indemnification of such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, fines, and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We may also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our

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directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

Although not considered a stock exchange, shares of our common stock are quoted on OTC Markets Group, Inc. Pink Open Market under the symbol “AMMX.”

Transfer Agent and Registrar

The name and address of our Transfer Agent:

Pacific Stock Transfer Co.

6725 Via Austi Parkway

Suite 300

Las Vegas, NV 89119

Item 12. Indemnification of Directors and Officers.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “NRS”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in our Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the NRS or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

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Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the NRS or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the NRS provides that any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the NRS provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the NRS provides that indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any

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bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the NRS empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Item 13. Financial Statements and Supplementary Data

Our financial statements begin on pages F-1 through F-18 immediately following the signature page of this registration statement.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements. Our financial statements begin on page F-1 immediately following the signature page of this registration statement.

(b) Exhibits.

The following documents are filed as exhibits hereto:

Exhibit	Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation, dated January 30, 2017
3.2	Bylaws, dated November 2, 2006
3.3	Line of Credit, dated March 29, 2019
3.4	Amendment to Line of Credit, dated April 17, 2019
3.5	Chico Property Lease Agreement, dated December 1, 2012

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  SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: 5-10-19	AmeraMex International, Inc.

By:
Lee Hamre Chief Executive Officer

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AMERAMEX INTERNATIONAL, INC.

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Contents

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Balance Sheets as of December 31, 2018 and 2017	F-3
Statements of Income for the years ended
December 31, 2018 and 2017	F-4
Statements of Stockholders' Equity for the years ended
December 31, 2018 and 2017	F-5
Statements of Cash Flows for the years ended
December 31, 2018 and 2017	F-6
Notes to Financial Statements	F-7

F-1

dbbmckennon

Certified Public Accountants

Registered Firm - Public Company Accounting Oversight Board

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Stockholders and Board of Directors of AmeraMex International, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AmeraMex International, Inc. (the "Company") as of December 31, 2018 and 2017, and the related statements of income, stockholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's inte rna l control over financial reporting . Accordingly, we express no such opinion .

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2017.

Newport Beach, California

May 3, 2019

F-2

AMERAMEX INTERNATIONAL, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2018 and 2017

	2018	2017
ASSETS

Current Assets:
Cash	$197,752	$553,625
Accounts Receivable, Net	631,805	449,165
Inventory, Net	2,689,642	3,257,019
Other Current Assets	289,060	252,095
Total Current Assets	3,808,259	4,511,904

Property and Equipment, Net	988,552	631,202
Rental Equipment, Net	4,679,122	4,636,719
Deferred Tax Asset	—	3,682
Other Assets	234,074	234,074
TOTAL ASSETS	$9,710,007	$10,017,581

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$1,309,032	$2,246,619
Accrued Expenses	118,291	165,950
Notes Payable, Current Portion	296,618	1,165,080
Total Current Liabilities	1,723,941	3,577,649

Deferred Tax Liability	301,680	—
Notes Payable - Related Party	353,643	402,650
Notes Payable, Net of Current Portion	4,316,233	4,194,823
Lines of Credit	774,456	488,000
Total Liabilities	7,469,953	8,663,122

Commitments and Contingencies (Note 9)
Stockholders' Equity:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $0.001 par value, 1,000,000,000 shares authorized, 753,415,879 shares issued and outstanding at December 31, 2018 and 2017	754,017	754,017
Additional Paid-In Capital	20,785,924	20,785,924
Treasury Stock	(5,438)	(5,438)
Accumulated Deficit	(19,294,449)	(20,180,044)
Total Stockholders' Equity	2,240,054	1,354,459
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$9,710,007	$10,017,581

The accompanying notes are an integral part of these financial statements

F-3

AMERAMEX INTERNATIONAL, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	2018	2017
REVENUES
Sales of Equipment and Other Revenues	$7,027,948	$6,722,121
Rentals and Leases	2,769,906	1,987,393
Total Revenues	9,797,854	8,709,514

COST OF REVENUES
Sales of Equipment and Other Revenues	5,700,920	5,489,114
Rentals and Leases	985,584	705,156
Total Cost of Revenues	6,686,504	6,194,270

GROSS PROFIT	3,111,350	2,515,244
OPERATING EXPENSES Sales and Marketing	325,519	274,564
General and Administrative	834,394	726,382
Total Operating Expenses	1,159,913	1,000,946
PROFIT FROM OPERATIONS	1,951,437	1,514,298
OTHER INCOME (EXPENSE) Interest Expense	(828,585)	(563,123)
Other Income	131,165	507,561
Total Other Income (Expense)	(697,420)	(55,562)

INCOME BEFORE PROVISION FOR INCOME TAXES	1,254,017	1,458,736

PROVISION FOR INCOME TAXES	368,422	594,326

NET INCOME	$885,595	$864,410

Weighted Average Shares Outstanding: Basic	753,415,879	753,415,879
Diluted	753,415,879	753,415,879

Earnings per Share :
Basic	$—	$—
Diluted	$—	$—

The accompanying notes are an integral part of these financial statements

F-4

AMERAMEX INTERNATIONAL, INC.

STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Total Stockholders' Equity
Balance, December 31, 2016	753,415,879	$754,017	$20,785,924	$(5,438)	$(21,044,454)	$490,049

Net income	—	—	—	—	864,410	864,410

Balance, December 31, 2017	753,415,879	754,017	20,785,924	(5,438)	(20,180,044)	1,354,459

Net Income	—		—	—	885,595	885,595

Balance, December 31, 2018	753,415,879	$754,017	$20,785,924	$(5,438)	$(19,294,449)	$2,240,054

The accompanying notes are an integral part of these financial statements.

F-5

AMERAMEX INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

AS OF DECEMBER 31, 2018 and 2017

	2018	2017
OPERATING ACTIVITIES
Net Income	$885,595	$864,410
Adjustments to reconcile Net Income to
Net Cash provided by Operating Activites:
Depreciation	1,183,438	803,139
Provision for Deferred Income Taxes	305,362	573,343
Gain on Sale of Property and Equipment	(131,165)	(25,347)
Changes in Operating Assets and Liabilities:
Accounts Receivable	(182,641)	(318,614)
Inventory	381,787	(1,111,416)
Other Current Assets	(36,965)	36,359
Acounts Payable	(937,588)	1,071,163
Accrued Expenses	(47,658)	82,510
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,420,165	1,975,547

INVESTING ACTIVITIES
Payments for Property and Equipment	(473,757)	(159,735)
Payments for Rental Equipment	(1,936,628)	(1,709,379)
Proceeds from Sale of Equipment	131,165	134,194
NET CASH USED IN INVESTING ACTIVITIES	(2,279,220)	(1,734,920)

FINANCING ACTIVITIES
Proceeds from Notes Payable	2,843,059	2,234,219
Payments on Notes Payable	(2,577,325)	(2,011,337)
Payment on Note Payable - Related Party	(49,008)	(18,813)
Net Borrowings Under Lines of Credit	286,456	42,089
NET CASH PROVIDED BY FINANCING ACTIVITIES	503,182	246,158

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(355,873)	486,785

Cash and Cash Equivalents, beginning of year	553,625	66,840
Cash and Cash Equivalents, end of year	$197,752	$553,625

CASH PAID FOR
Interest	$799,831	$542,638
Income Taxes	$64,247	$—

NON CASH INVESTING AND FINANCING ACTIVITIES
Transfer of inventory to rental equipment	$1,111,066	$—
Transfer of rental equipment to inventory	$185,591	$—

The accompanying notes are an integral part of these financial statements.

F-6

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

AmeraMex International, Inc., (the “Company”) was incorporated on May 29, 1990 under the laws of the state of Nevada. The Company sells, leases and rents new and refurbished heavy equipment primarily in the U.S. The Company operates under the name of Hamre Equipment.

Note 2 – Summary of Significant Accounting Policies

Liquidity Considerations

At December 31, 2018, the Company had working capital of approximately $2.1 million. We expect to generate sufficient cash flows from operations to meet our obligations, and we expect to continue to obtain financing for equipment purchases in the normal course of business. Subsequent to year end as discussed on Note 13 below, we obtained a $6.5 million credit facility at commercially reasonable terms to refinance substantially all of our outstanding notes payable. We believe that our expected cash flows from operations, together with the above referenced credit facility, will be sufficient to operate in the normal course of business for next 12 months from the issuance date of these financial statements.

Basis of Presentation

The accompanying financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and Generally Accepted Accounting Principles (U.S. GAAP). In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved. Significant estimates in these financial statements include the allowance for doubtful accounts, inventory reserve, valuation allowance for deferred taxes, and estimated useful life of property and equipment.

Cash

Cash and cash equivalents include cash on hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. At times, cash deposits may exceed FDIC- insured limits. As of December 31, 2018 and 2017, the amount the Company had on deposit that exceeded the FDIC-insured limits was $0, and $303,625, respectively. The Company has not experienced any losses related to a concentration of cash or cash equivalents in an FDIC insured financial institution.

Accounts Receivable

The Company grants credit to customers under credit terms that it believes are customary in the industry and does not require collateral to support customer receivables. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of December 31, 2018 and 2017, the allowance for doubtful accounts was $119,924 and $51,918, respectively.

F-7

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Inventory

Inventory consists of used equipment held for sale, as well as parts and attachments. Inventory is valued at the lower of the inventory’s cost (specific identification or first in, first out basis) or the current market price of the inventory, less costs to sell. Expenditures for inbound transportation and refurbishment costs, including parts and labor which add to the value of the inventory are capitalized. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower.

Property and Equipment, and Rental Equipment

Property and equipment and rental equipment are stated at cost. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and improvements, which extend the useful life of the assets, are capitalized. When these assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is provided using the straight-line method for substantially all assets with estimated lives as follows:

Furniture and fixtures	5-7 years
Leasehold improvements	Estimated life of the asset as building is owned by Hamre and leased on a month to month basis
Vehicles	3-5 years
Equipment	5-7 years
Rental equipment	5-7 years

Other Assets

Other assets at December 31, 2018 and 2017, consist principally of cash surrender value of life insurance policies.

Long-Lived Assets

The Company applies the provisions of Accounting Standards Codification (ASC) Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review as of December 31, 2018 and 2017, the Company believes there was no impairment of its long-lived assets.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, advances to suppliers, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

Financial Accounting Standards Board (FASB) ASC Topic 820, Fair Value Measurements and Disclosures, requires disclosure of the fair value of financial instruments held by the Company. FASB ASC Topic 825, Financial Instruments, defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

F-8

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in inactive markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology use one or more unobservable inputs which are significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic 480, Distinguishing Liabilities from Equity, and FASB ASC Topic 815, Derivatives and Hedging.

As of December 31, 2018 and 2017, respectively, the Company did not identify any assets and liabilities required to be presented on the balance sheet at fair value.

Revenue Recognition

The Company generates revenues primarily through the sale and rental of heavy equipment. In May 2014 and in subsequent updates, FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, as amended, and referred herein as ASC 606. ASC 606 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle-based approach for determining revenue recognition. ASC 606 requires that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. It also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASC 606 was effective for interim and annual periods beginning after December 15, 2017.

Effective January 1, 2018, the Company adopted ASC 606, with no significant impact on our financial statements. In accordance with ASC 606, the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods and services. To determine revenue recognition for arrangements that the Company deems are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) calculate transfer price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Any revenues that do not meet these recognition criteria will be deferred.

Equipment Sales

The Company recognizes revenue from equipment sales upon delivery of the equipment to the customer and the risk of loss passes to the customer and, no other significant obligations of the Company exist and collectability is reasonably assured.

Equipment Rentals

Rental revenues comprise of short term agreements that can have monthly or annual terms. Rental revenues are recognized in the month they are due on the accrual basis of accounting. Our operating lease agreements have varying terms, typically one to five years with commercial entities. We also have agreements governmental entities that are 12 to 24 months in length, with options to renew annually through year five. Upon lease termination, customers, depending in the individual lease agreements, may have the option to return the equipment, to renew the lease term, purchase the equipment at fair market value, or continue to rent on a month-to-month basis. Our operating leases do not provide for contingent rentals. Revenues related to operating leases are recognized on a straight-line basis over the term of the lease. Negotiated lease early-termination charges are recognized upon receipt. Initial direct costs are capitalized and amortized over the expected term of the leases. To date, initial direct costs for operating leases have not been insignificant.

F-9

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Shipping and Handling

Costs incurred for shipping and handling of equipment sold to customers are included in costs of goods sold in the statements of income.

Sales Tax

Sales tax collected from customers is initially recorded as a liability and then remitted in a timely manner to the appropriate governmental entity.

Warranty Costs

Generally, the Company sells its equipment with no warranty. In the event we determine we should repair equipment, we may do so at our election. In the event a do so, such costs are expensed as incurred.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity- based compensation issued to employees and non-employees. There were no stock options outstanding as of December 31, 2018 and 2017 and no shares issued for compensation during the years then ended.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (EPS) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive convertible shares and stock warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during 2018 and 2017.

Concentrations

At December 31, 2018, 53% of the accounts receivable was due from three customers and at December 31, 2017, 72% of the accounts receivable was due from three customers. The loss of one or more of these customers would have a negative impact on the Company’s financial results.

For the years ended December 31, 2018 and 2017, no customers accounted for 10% or more of sales.

F-10

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Recent Accounting Pronouncements

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other than Inventory, which requires the recognition of the income tax consequences of an intra-entity transfer of an asset, other than inventory, when the transfer occurs. ASU 2016-16 is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (ASC 842). ASC 842 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. Since our facilities are leased from our chief executive officer on a month-to-month basis, and we have no equipment leases accounted for as operating leases, the impact of adoption will not have a significant impact.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Note 3 – Inventory

Inventory as of December 31, 2018 and 2017 consisted of the following:

	2018	2017
Parts and supplies	$168,106	$109,914
Heavy equipment	2,521,536	3,147,105
Inventory, net	$2,689,642	$3,257,019

All the inventory is used as collateral for the notes payable (see Note 6, 7 and 13).

Note 4 – Property and Equipment

Property and equipment includes assets held for internal use; as of December 31, 2018 and 2017, such consisted of the following:

	2018	2017
Furniture and fixtures	$74,768	$62,753
Leasehold improvements	410,072	356,105
Vehicles and Equipment	1,147,353	785,418
	1,632,193	1,204,276
Less accumulated depreciation	(643,641)	(573,074)
Property and equipment, net	$988,552	$631,202

Depreciation expense for the years ended December 31, 2018 and 2017 was $204,186 and $130,198, respectively.

All the property and equipment is used as collateral for the line of credit and notes payable (see Notes 6, 7 and 13).

F-11

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note 5 – Rental Equipment

Rental equipment as of December 31, 2018 and 2017 consisted of the following:

	2018	2017
Rental equipment	$6,666,817	$5,936,462
Less accumulated depreciation	(1,987,695)	(1,299,743)
Rental equipment, net	$4,679,122	$4,636,719

Depreciation expense for the years ended December 31, 2018 and 2017 was $979,252 and $672,941, respectively.

All the rental equipment is used as collateral for the line of credit and notes payable (see Notes 6, 7 and 13).

Note 6 – Lines of Credit

The Company has line of credit with a bank that provides for borrowing up to $500,000. The line of credit is secured by real estate and bears interest at a variable rate calculated at 0.85% above the bank prime rate. At December 31, 2018 and 2017, the interest rate per annum and the amounts outstanding under this line of credit agreement were 6.1% and $457,951, and 5.1% and $488,000, respectively. The line of credit is secured by substantially all the Company assets, other than those specifically secured by an existing agreement, as well as the building currently leased by the Company – see Note 11 – Related Party Transactions under Lease. As discussed in Note 13, the line of credit was repaid in full subsequent to year end.

The Company has line of credit with finance company that provides for borrowing up to $500,000. The line of credit is secured by the equipment purchased and is interest free if paid within 180 days from finance date. After applicable free interest period interest calculates as follows; 30 day LIBOR plus 6.75% - rate after Free Period to Day 365, 30 day LIBOR plus 7.00% - Rate Day 366 to 720, 30 Day LIBOR plus 7.25% - Rate Day 721 to 1095, 30 Day LIBOR plus 12.00% Matured Rate Day 1096 and above. At December 31 2018 and 2017, the amounts outstanding under this line of credit agreement were $316,505 and zero, respectively. This note was not refinanced in connection with the note described in Note 13 and remains available for the Company’s operations.

Note 7 – Notes Payable

The Company uses credit to finance the purchase of heavy equipment on a short-term and long-term basis and secured by specific pieces of equipment. Substantially all of the notes below were paid on or before March 28, 2019 with proceeds from the newly acquired credit facility as described on Note 13. Notes payable as of December 31, 2018 and 2017, consisted of the following:

	2018	2017
Payable to insurance company; interest only, secured by cash surrender value of life insurance policy; no due date	$132,880	$132,880

Note Payable to finance company dated August 11, 2014; interest at 6.0% per annum; monthly principal and interest payments of $3,221; due August 11, 2018 and fully satisfied	—	54,889

F-12

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note Payable 006 to finance company dated June 16, 2015; interest at 12.7% per annum; monthly principal and interest payments of $3,986; due June 16, 2018 and fully satisfied	—	15,358

Note Payable 007 to finance company dated June 16, 2015; interest at 12.7% per annum; monthly principal and interest payments of $1,343; due 60 months from issuance; secured by equipment; fully paid on March 28, 2019	20,863	33,559

Note Payable 010 to bank dated June 6, 2016; interest at 3.23% per annum; 60 monthly principal and interest payments of $2,655 and one final payment for $14,500; due 61 months from issuance; secured by equipment; fully paid on March 28, 2019	87,349	115,549

Note Payable 011 to finance company dated July 12, 2016; interest at 12.1% per annum; nine monthly payments of $1,850 and one final payment of $185,000; due 10 months from issuance; secured by equipment and fully satisfied	—	175,000

Note Payable 012 to finance company dated July 29, 2016; interest at 6.25% per annum; monthly principal and interest payments of $899; due 60 months from issuance; secured by equipment; fully paid on March 28, 2019	26,501	35,385

Note Payable 013 to finance company dated October 26, 2016; interest at 14.4% per annum; monthly principal and interest payments ranging from $1,400 to $14,850; due 26 months from issuance; secured by equipment; fully paid on March 28, 2019	14,106	49,926

Note Payable 015 to finance company dated February 1, 2017; interest at 8.5% per annum; monthly principal and interest payments of $4,546; due 24 months from issuance; secured by equipment; fully paid on March 28, 2019	4,514	60,381

Note Payable 016 to finance company dated February 20, 2017; interest at 12.0% per annum; monthly interest only payments with principal payments of $61,000 and $200,500 due on May 20, 2018 and December 20, 2018, respectively; secured by equipment and fully satisfied	—	261,500

F-13

  AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note Payable 018 to finance company dated June 9, 2017; interest at 25.7% per annum; monthly payments of $12,000; due 24 months from issuance; secured by equipment; fully paid on March 28, 2019	87,086	185,697

Note Payable 019 to finance company dated August 10, 2017; interest at 19.0% per annum; monthly payments of $10,000; due 16 months from issuance; secured by equipment and fully satisfied	—	95,956

Note Payable 020 to finance company dated August 10, 2017; interest at 20.0% per annum; monthly payments of $10,000; due 15 months from issuance; secured by equipment and fully satisfied	—	91,496

Note Payable 021 to finance company dated September 11, 2017; interest at 20.8% per annum; monthly payments of $10,000; due 16 months from issuance; secured by equipment and fully satisfied	—	95,703

Note Payable 022 to finance company dated September 11, 2017; interest at 20.7% per annum; monthly payments of $10,000; due 16 months from issuance; secured by equipment and fully satisfied	—	103,015

Note Payable 023 to finance company dated September 10, 2017; monthly principal payments of various amounts; due 5 months from issuance; secured by equipment and fully satisfied	—	130,000

Note Payable 025 to finance company dated October 26, 2017; interest at 7.8% per annum; monthly principal and interest payments of $2,019; due 72 months from issuance; secured by equipment; fully paid March 28, 2019	98,580	114,397

Note Payable 027 to finance company dated November 3, 2017; monthly principal payments of $40,000; secured by equipment and fully satisfied	—	460,000

Payable to finance company; interest ranging from 7.80% to 9.04%; monthly payments of $97,090; due November 2021; secured by equipment; fully paid March 28, 2019	2,217,699	3,149,212

Note Payable 026 to finance company dated November 22, 2017; monthly principal payments of $27,900; due 36 months from issuance; secured by equipment; fully paid March 28, 2019	781,553	—

F-14

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note Payable 028 to finance company dated February 28, 2018; interest at 10% per annum; monthly principal and interest payments of $2,800; due 60 months from issuance; secured by equipment; fully paid March 28, 2019	124,588	—

Notes Payable 031,034,035 & 038 to finance company dated June 6 and 25, 2018, and September 7 and 25, 2018, respectively; interest at 10% annum; monthly principal and interest payments for four months at $625 then one at $63,125, for six months at $1,000 then one at $99,000, three months at $1,900 then one at $191,000, four months at $1,400 then one at $141,400; secured by equipment; fully paid March 28, 2019	252,500	—

Notes Payable 036 & 040 to finance company; interest ranging from 7.658% to 7.75%; one payment at $3,787 then 35 monthly payments of $13,588, 24 monthly payments of $5,260; secured by equipment; fully paid March 28, 2019	531,116	—

Note Payable 033 to finance company; interest at 7.49% annum; monthly principal and interest payments of $2,403; due 60 months from issuance; secured by equipment; fully paid March 28, 2019	136,188	—

Other notes payable	97,328	—

Total	4,612,852	5,359,903

Less current portion	296,618	1,165,080

Long-term portion	$4,316,233	$4,194,823

From time to time, the Company’s Chief Executive Officer provides a personal guarantee on certain of the equipment loans above. As discussed in Note 13, the notes payable detailed above were repaid in full subsequent to year end.

Aggregate future annual maturities of notes payable as of December 31, 2018, as refinanced, are as follows:

Years ending December 31:
2019	$296,618
2020	—
2021	—
2022	4,316,234
$4,612,852

F-15

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

Note 8 – Related-Party Transactions

Related-Party Note Payable

The Company has a note payable to the Company’s Chief Executive Officer. Funds were received years ago to fund operations. The note is interest bearing at 10% per annum, unsecured and payable upon demand. The balance of the note at December 31, 2018 and 2017 was $353,643 and $402,650, respectively. During the years ended December 31, 2018 and 2017, the Company repaid $49,008 and $18,813, respectively, of this note payable. The note incurred $29,774 and $26,041 in interest expense for the years ended December 31, 2018 and 2017 respectively.

Lease

The Company leases a building and real property in Chico, California under a five year lease agreement from a trust whose trustee is the Company’s Chief Executive Officer. The lease provides for monthly lease payment of $9,800 per month, and expired on December 1, 2017. The Company is currently leasing the building and real property at the same rate on a month-to-month lease. Rent expense for the years ended December 31, 2018 and 2017 were $107,800 and $117,600, respectively.

Note 9 – Commitments and Contingencies

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no pending significant legal proceedings to which the Company is a party for which management believes the ultimate outcome would have a material adverse effect on the Company's financial position.

See Note 8 for related party operating lease.

Note 10 – Stockholders’ Equity

The Company has authorized 5,000,000 shares of $0.001 par value blank check preferred stock, of which no shares were issued and outstanding as of December 31, 2018 and 2017.

The Company has authorized 1,000,000,000 shares of $0.001 par value common stock, of which 753,415,879 were issued and outstanding as of December 31, 2018 and 2017. During the years ended December 31, 2018 and 2017, the Company issued no shares of common or preferred stock.

Note 11 – Revenues

During the years ended December 31, 2018 and 2017, revenues and costs related to domestic and foreign sales of equipment are as follows:

	2018		2017
	Domestic	Export	Domestic	Export
Equipment Sales	$6,200,821	$942,908	$6,376,266	$345,855
Less Cost of Sales	(4,948,450)	(752,470)	(5,247,777)	(284,645)
Gross profit	$1,252,371	$190,438	$1,128,489	$61,210

During the years ended December 31, 2018 and 2017, there were no foreign rentals of equipment.

F-16

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

The Company provides equipment for rental on a month-to-month basis and under terms which exceed one year. Future annual estimated rental revenues as of December 31, 2018 are as follows:

Years ending December 31:
2019	$$2,085,657
2020	1,716,557
2021	687,404
$$4,489,618

Note 12 – Income Taxes

Income tax expense reflected in the statements of operations consisted of the following for the years ended December 31, 2018 and 2017:

	2018	2017
Current tax expense:
Federal	$24,653	$20,983
State	38,407	—
Total current tax expense	63,060	20,983
Deferred tax expense:
Federal	250,056	474,997
State	55,306	98,346
Total deferred tax expense	305,362	573,343
Total tax expense	$368,422	$594,326

A reconciliation of the differences between the effective and statutory income tax rates for years ended December 31, 2018 and 2017 is as follows:

	2018		2017
	Amount	Percent	Amount	Percent
Federal statutory rates	$263,343	21.0%	$490,857	34.0%
State income taxes	87,781	7.0%	83,735	5.8%
Life insurance and meals	17,298	1.5%	19,679	1.4%
Change in deferred taxes related to change in federal rate	—	0.0%	55	0.0%
Income taxes \ Effective rate	$368,422	29.5%	$594,326	41.2%

F-17

AMERAMEX INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

As of December 31, 2018 and 2017, the significant components of the deferred tax assets and liabilities are summarized below:

	2018	2017
Deferred tax assets (liabilities)
Net operating loss carryforwards	$565,284	$431,982
Reserves and allowances	93,404	97,744
Tax credits and other	45,637	20,984
Total deferred tax assets	704,325	550,710
Deferred tax liability -
Depreciation	(1,006,005)	(547,028)
Total deferred tax liabilities	(1,006,005)	(547,028)
Net deferred tax asset (liability)	$301,680	$3,682

On December 22, 2017, the Tax Cuts and Jobs Act ("Act") was signed into law in the U.S. The Act includes a broad range of tax reforms, certain of which were required by GAAP to be recognized upon enactment. The Company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete.

At December 31, 2017, the Company had no significant net deferred tax assets or liabilities, and as such, the Act's impact from the corporate tax rate reduction from 35% to 21%, was not significant in 2017.

The Company annually conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2018 and 2017.

The Company has approximately $1,985,000 in federal net operating losses that begin to expire in 2029. As of December 31, 2018, the Company has no net operating losses for state income tax reporting purposes.

The 2014 to 2018 tax years are still subject to examination by federal and state agencies. We filed amended income tax returns for 2015 and 2016, which are currently under examination by the Internal Revenue Service.

Note 13 – Subsequent Events

On or about March 28, 2019, the Company entered into line of credit with a finance company that provides for borrowing and refinancing up to $6.5 million, as amended. The credit facility expires March 22, 2022. Interest is due monthly at a rate of 10%, per annum. Principal only becomes due and payable if the Company reaches the maximum balance under the credit facility, for which management does not expect to reach. If the maximum balance is reached, the principal becomes payable at 1.25% of the outstanding principal balance per month. The line of credit is secured by substantially all the Company assets, other than those specifically secured by an existing agreement. Upon funding, proceeds from the financing were used to repay one of the Company’s outstanding lines of credit in Note 6 and all notes payable disclosed in Note 7.

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